As filed with the Securities and Exchange Commission on May 28, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Abba Hillel Road Ramat Gan, Israel	5250606
(Address of Principal Executive Offices)	(Zip Code)

Silexion Therapeutics Corp 2024 Equity Incentive Plan
(Full title of the plan)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, DE 19711 Telephone: (302) 738-6680
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of a total of up to 438,567 ordinary shares, par value $0.0135 per share (“ordinary shares”), of Silexion Therapeutics Corp, a Cayman Islands exempted company (“Silexion,” the “Company,” the “Registrant,” “our company,” “we” or “us”), that are issuable to Silexion’s and/or its subsidiaries’ officers, employees, directors and consultants under the Silexion Therapeutics Corp 2024 Equity Incentive Plan (the “2024 Plan”). The ordinary shares registered hereunder represent additional shares allocated to, and issuable from time to time under, the 2024 Plan, which allocation occurred automatically effective as of January 1, 2026 pursuant to an amendment to the “evergreen” provision of the 2024 Plan approved by the shareholders of the Company at an extraordinary general meeting of the Company originally held on April 28, 2026 and reconvened on May 5, 2026. The amendment to the “evergreen” provision, retroactive to January 1, 2026, resulted in an immediate increase of 438,567 ordinary shares to the pool of shares reserved for issuance under the 2024 Plan as of that date (in addition to the 156,333 ordinary shares already added to that pool as of January 1, 2026 under the prior “evergreen” provision, the offer, issuance and sale of which shares were registered under the Company’s registration statement on Form S-8, Securities and Exchange Commission (the “Commission” or the “SEC”) File Number 333-293582 filed with the SEC on February 19, 2026). After that amendment to the “evergreen” provision of the 2024 Plan,  the total number of reserved shares under the 2024 Plan and all other equity incentive plans of the Company is equal to 10% of Silexion’s issued and outstanding share capital on a fully diluted basis as of January 1, 2026.

Pursuant to Instruction E of Form S-8, the contents of the Company’s registration statements on Form S-8, Commission File Numbers 333-285891, 333-289746, and 333-293582, filed with the SECon March 18, 2025, August 20, 2025, and February 19, 2026 respectively, covering offers, issuances and sales of ordinary shares under the 2024 Plan, are incorporated herein by reference, and made a part of this Registration Statement, except as amended or supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Silexion with the Commission are incorporated herein by reference:

(a)
Silexion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 17, 2026, as amended by Amendment No. 1 thereto, filed with the Commission on May 19, 2026 (the “2025 Form 10-K”).

(b)	Silexion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the Commission on May 15, 2026.
(c)	Silexion’s Current Reports on Form 8-K filed with the Commission on the following dates:
(i)	March 23, 2026;
(ii)	March 25, 2026;
(iii)	May 5, 2026;
(iv)	May 15, 2026. and
(v)	May 26, 2026.
(d)
The description of Silexion’s ordinary shares contained in Silexion’s registration statement on Form 8-A, filed by Silexion with the Commission on August 15, 2024, as updated by Exhibit 4.1 to the 2025 Form 10-K, and any amendment or report filed for the purpose of further updating that description.

In addition, all documents subsequently filed by Silexion with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Silexion is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed to be “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description
4.1.1
Amended and Restated Memorandum and Articles of Association of Silexion Therapeutics Corp (formerly Biomotion Sciences) (incorporated by reference to Exhibit 3.1 to Silexion’s Current Report on Form 8-K filed with the SEC on August 21, 2024)

4.1.2
Ordinary Resolution Effecting 1-for-9 Reverse Share Split to Share Capital of Silexion Therapeutics Corp (incorporated by reference to Exhibit 3.1 to Silexion’s Current Report on Form 8-K filed with the SEC on November 29, 2024)

4.1.3
Ordinary Resolution Effecting 1-for-15 Reverse Share Split to Share Capital of Silexion Therapeutics Corp (incorporated by reference to Exhibit 3.1 to Silexion’s Current Report on Form 8-K filed with the SEC on July 29, 2025)

4.1.4
Ordinary Resolution Effecting Increase to Authorized Share Capital of Silexion to $121,500 (9,000,000 ordinary shares, par value $0.0135) (incorporated by reference to Exhibit 3.1 to Silexion’s Current Report on Form 8-K filed with the SEC on August 19, 2025)

4.1.5
Ordinary Resolution Effecting Increase to Authorized Share Capital of Silexion to $796,500 (59,000,000 ordinary shares, par value $0.0135) (incorporated by reference to Exhibit 3.1 to Silexion’s Current Report on Form 8-K filed with the SEC on May 5, 2026)

4.2.1	Silexion Therapeutics Corp 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Silexion’s Current Report on Form 8-K filed with the SEC on August 21, 2024)
4.2.2
Amendment to Silexion Therapeutics Corp 2024 Equity Incentive Plan (incorporated by reference to Annex B to Silexion’s Definitive Proxy Statement on Schedule 14A for its 2025 annual general meeting, filed with the SEC on June 16, 2025)

4.2.3
Amendment to Section 5(b)(i) of the Silexion Therapeutics Corp 2024 Equity Incentive Plan (incorporated by reference to Annex C to Silexion Therapeutics Corp’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2026)

5.1	Opinion of Conyers Dill & Pearman LLP
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm
23.2	Consent of Conyers Dill & Pearman LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107	Filing fee table

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat Gan , Israel, on May 28, 2026.

SILEXION THERAPEUTICS CORP

By:	/s/ Ilan Hadar
Name: Ilan Hadar
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Ilan Hadar and Mirit Horenshtein Hadar, and each of them, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ilan Hadar	Chairman and Chief Executive Officer	May 28, 2026
Ilan Hadar	(Principal Executive Officer)

/s/ Mirit Horenshtein Hadar	Chief Financial Officer and Secretary	May 28, 2026
Mirit Horenshtein Hadar	(Principal Financial and Accounting Officer)

/s/ Dror J. Abramov	Director	May 28, 2026
Dror J. Abramov

/s/ Ruth Alon	Director	May 28, 2026
Ruth Alon

/s/ Avner Lushi	Director	May 28, 2026
Avner Lushi

/s/ Shlomo Noy	Director	May 28, 2026
Shlomo Noy

/s/ Amnon Peled	Director	May 28, 2026
Amnon Peled

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silexion Therapeutics Corp, has signed this registration statement in Newark, Delaware, on May 28, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative